1 Q3 2022 Shareholder Report Shareholder Report Q3 2022 Exhibit 99.1

Table of Contents 2 Q3 2022 Shareholder Report 03 Q3 2022 Key Financial Results & Highlights 04 CEO’s Letter 08 CFO Commentary 12 Q4 and 2022 Outlook 13 Upcoming Investor Conferences 13 Q3 Earnings Conference Call Information 14 About DZS & Forward-Looking Statements 16-20 Financial Tables

Q3 2022 Key Financial Results

Three Months Ended September 30, 2022 ($ in millions, except per share amounts)	GAAP amount	Adjusted Non-GAAP amount[1]	Q3 2022 Guidance[2]
Net revenue	$107	$107	$100–$110
Gross margin %	34.0%	34.6%	33.0%–35.0%
Operating expense	$42	$33	$31–$34
Net income (loss)[3]	$(14)	$1	
Adjusted EBITDA[3]		$4	$2–$7
Diluted Net income (loss) per share [3]	$(0.49)	$0.05	

Quarterly data may not sum to full year data due to rounding.

(1) Adjusted gross margin, Operating expense, Net Income, and Adjusted EBITDA represent non-GAAP financial measures; see reconciliation to the comparable GAAP measures in the financial tables attached to this shareholder letter.

(2) Guidance related to Gross margin %, Operating expense, and Adjusted EBITDA represent non-GAAP financial measures.

(3) Beginning in the third quarter of 2022, the Company updated its presentation of certain non-GAAP financial measures. See Use of Non-GAAP Financial Information in the financial tables attached to this shareholder letter.

Q3 2022 Financial Highlights

- New orders of $125 million compared to $125 million in Q3 2021. Orders increased 8% on a constant currency basis
- Revenue of $107 million increased 21% compared to the prior year period and 35% on a constant currency basis
- Book-to-Bill ratio was 1.2
- $329 million of RPOs at the end of Q3 2022*
- Adjusted gross margin of 34.6% compared to 36.8% in Q3 2021
  + Adjusted gross margin was impacted on a year-over-year basis by weakening of foreign currencies, expedite fees and logistics costs, and geographic mix
- Adjusted Operating Expenses of $33 million compared to $27 million in Q3 2021
  + Adjusted operating expenses included a full quarter of acquired ASSIA employees and expenses
- Adjusted EBITDA of $4 million compared to $5 million in Q3 2021
- Non-GAAP EPS of $0.05 compared to $0.16 in Q3 2021

* Remaining Performance Obligations (RPOs) are inclusive of backlog and deferred revenue.

3 Q3 2022 Shareholder Report

Letter from the CEO



Charlie Vogt
President & CEO

DZS shareholders,

We reached four significant milestones during the third quarter.

First, during the third quarter of 2022, we surpassed $100 million in revenue for the first time in company history with record revenue of $107 million. The 21% year-over-year increase reflects our focus on market share gains in North America, and Europe, Middle East and Africa (EMEA). Of the 214 new customers captured by DZS over the past nine quarters, 75% have been from North America and EMEA regions. During the third quarter of 2022, we booked $125 million of orders, with North America and EMEA representing approximately 70%. We have now surpassed $100 million in bookings for seven consecutive quarters.

Record quarterly revenue of $107 million

Second, DZS was awarded two tier 1service provider cloud software wins in Western Europe and Asia:

1) a 5G network orchestration project with a tier 1Western European service provider to enable the migration, automation and orchestration management of revenue generating applications and services, leveraging DZS Xtreme's advanced artificial intelligence (AI), DevOps and continuous improvement capabilities.
2) a DZS CloudCheck win with a tier 1service provider in Asia to enable AI-driven WiFi network optimization, automation, and real-time data analytics and consumer experience management.

Awarded two tier 1 cloud software wins

Third, we announced a next generation Optical Line Termination system, the DZS Velocity V6 and the first environmentally hardened coherent optical edge ROADM transport platform, the DZS Saber 4400. The Velocity V6 delivers industry leading performance and velocity
DZS
DZS Velocity V6


saber
DZS
DZS Saber 4400

Q3 2022 Shareholder Report 4

density. This extension to our Velocity fiber access portfolio is groundbreaking, offering 4 to 8-fold capacity improvements over current state-of-the-art PON systems, and offers a seamless upgrade path to 50-100 gigabit access technologies. When coupled with DZS Xtreme software, service providers are able to unify services across a multi- vendor broadband environment as well as accelerate the on-boarding and IT (OSS/ BSS) integration cycle from months to weeks and significantly reduce integration costs. The DZS Saber 4400 coherent optical edge transport platform was developed to cost effectively address last mile broadband access aggregation at the network edge. The industry’s smallest form factor multi-degree CDC Flex-Grid ROADM, its compact size, climate resiliency, capacity and flexibility redefines the economics of deploying advanced transport and routing at the network optical edge by delivering significant deployment and operational cost savings that limit the need for expensive climate controlled remote cabinets. Fourth, on Oct. 4, 2022, we announced a strategic partnership with Fabrinet, a world leader in precision optical, electro- optical, sophisticated electronic printed circuit boards and electro-mechanical process technologies. Under this agreement, DZS will transition to Fabrinet its sourcing, procurement, order-fulfillment, manufacturing and Return Merchandise Authorization (RMA) activities in the initial phase of this transition, which is expected to be complete by the end of 2022. The partnership will enable DZS to focus on advancing innovation across its access and optical EDGE systems and platforms, and cloud EDGE software solutions. The partnership is expected to improve gross and profit margins, lower operating costs and improve working capital. DZS is innovating and operating within the global fiber-to-the-home (FTTH) and 5G mobile broadband markets. Fixed and mobile broadband have become an essential service to consumers and businesses, delivering secure, high- speed, always-on and low latency services that enable maximum productivity, necessary remote healthcare and desired entertainment at home or on the go. These vital broadband services are fueled by an estimated $120 billion in global government stimulus, which we expect will begin to flow into the market at an accelerated rate by mid-year 2023. Our differentiated broadband access, optical and subscriber solutions, complemented by our network orchestration, automation, assurance and in-home WiFi software solutions, continue to gain traction and momentum around the world. This is due to our sustained investment and innovation in next generation PON, 5G, metro-edge transport Introduced industry’s first hardened coherent optical edge ROADM transport platform Fabrinet partnership is expected to improve margins and working capital Q3 2022 Shareholder Report and cloud software technologies, which have resulted in an increased sales pipeline. Notable within this growth has been our DZS Xtreme network orchestration and automation platform, which is gaining momentum across the globe as a complement to our FTTx PON and metro- optical solutions. New opportunities continue to emerge for DZS as a high-speed fixed and mobile broadband investment cycle fuels our industry. Our access, optical, subscriber and cloud software solutions are an essential part of this investment cycle. Low latency applications such as high-definition video collaboration, 8K media, interactive gaming and the metaverse are overlaying new requirements and technology upgrades onto traditional high-speed broadband and WiFi. As service providers transition and transform to become experience providers, our customers are discovering the unique, differentiated and extensive capabilities of DZS Cloud. Our Cloud EDGE portfolio (DZS Xtreme, Expresse and CloudCheck) enables end-to-end visibility, automation tools, artificial intelligence and sophisticated data analytics solutions that reduce operating costs, technician service calls and customer churn while increasing average revenue per user (ARPU) for service providers. During the third quarter of 2022, our service assurance and WiFi management software solutions contributed to our business for a full quarter, bringing software and services revenue to 15% of total revenue and contributing to our margin expansion initiatives outlined in previous shareholder reports. Expanding our software portfolio and increasing our market-share in North America and EMEA are core components of our margin expansion strategy. With over 70 million subscribers enabled with these SaaS solutions, combined with over 20 million ONT gateways deployed in networks across the globe, we expect that our footprint will create additional opportunity over time. DZS continues to benefit from the next generation fiber and 5G upgrade cycle taking place across our global customer base. Asia is in the early stages of upgrading to multi-gigabit capable XGS- PON, where we have a growing number of fiber Access EDGE and Open RAN Optical EDGE implementations. Numerous new North American and European wins align with our relentless mission to expand our footprint and margins across these two geographic regions. Targeting the next generation fiber upgrade cycle, the new DZS Velocity V6 system can match the form factor while exceeding the density and performance of the most commonly deployed Optical Line Terminal (OLT) systems from Chinese vendors by at least an order of magnitude, Software and services revenue reached 15 % of total revenue Q3 2022 Shareholder Report

7 Q3 2022 Shareholder Report making it the ideal solution for service providers seeking to “cap and grow” or “rip and replace” their existing Huawei fiber access deployments with future-ready systems easily, safely and cost–effectively. New opportunities continue to emerge for DZS spanning the fixed and mobile broadband investment cycle including an estimated $120 billion of global government sponsored funding. In the United States, over $77 billion of government stimulus has been allocated for broadband deployment. The $20 billion U.S. Rural Development Opportunity Fund (RDOF) program is in the middle of Phase 1 deployment, while the NTIA’s Middle Mile Grant (MMG) program recently closed its application process with over 200 projects seeking more than $5 billion in grants. While timing of Phase 2 of RDOF is unclear, the NTIA is now in the process of reviewing MMG applications, which will continue over the coming months with awards expected during the first half of calendar 2023. Broadband stimulus programs in the United States, United Kingdom, Germany, France, Austria and Italy continue to move forward. DZS expects to benefit from these global government sponsored broadband funding programs with approximately 200 active customers across these geographic countries. The most significant program still on the horizon is the U.S. $42 billion Broadband Equity, Access, and Deployment (BEAD) program which we expect to begin its application process and awards in 2023. To date, DZS growth has been fueled by new and existing customer demand aligned Charlie Vogt President & CEO with the global GPON/XGS-PON upgrade cycle, market share gains in North America and Europe, Optical Edge and Middle Mile opportunities, and share capture resulting from Chinese equipment replacement initiatives. As we look ahead to 2023, we will focus on delivering smart, profitable growth. With backlog plus RPOs of $329 million, revenue growth will be influenced by our ability to secure the necessary semiconductors and components to support our robust backlog and market momentum. Although we do not anticipate returning to a normal supply chain environment until 2024, we anticipate improvement in 2023. We anticipate our profitability metrics to improve in 2023 as we realize a full-year of recurring software revenue from the ASSIA asset acquisition, a higher proportion of revenue contribution from North America and EMEA, operating cost savings and product cost improvement resulting from our contract manufacturing transition to Fabrinet and from price increases implemented in 2022. Sincerely, As we look ahead to 2023, we will focus on delivering smart, profitable growth.

CFO Commentary Orders and RPOs in Q3 2022 Reflect Fiber Upgrade Cycle New orders of $125 million during the third quarter of 2022 exceeded the $100 million mark for the 7th consecutive quarter. New orders of $125 million during the third quarter of 2022 exceeded the $100 million mark for the 7th consecutive quarter. This momentum is a result of our focus on two strategic growth pillars: 1) the fiber upgrade cycle and 2) capturing market share in North America and EMEA. We ended the third quarter of 2022 with RPOs at a record $329 million, an increase of 2% sequentially and 61% year-over-year. Record Revenue of $107 Million 282 307 301 350 $0 $50 $100 $150 $200 $250 $300 $350 $400 2018 2019 2020 2021 Third quarter 2022 revenue of $107 million increased 18% sequentially and 21% year-over-year as we increased shipments with improved subcomponent availability, recognized a full quarter of recurring revenue from Expresse and CloudCheck, and shipped product under new negotiated pricing. Changes in foreign currency exchange rates, notably the Japanese Yen and Korean Won, negatively impacted revenue by $4 million in the third quarter of 2022. We had one customer that represented 10% or greater of total revenue in the quarter. Annual Revenues ($ in millions) 88 98 77 91 107 $0 $20 $40 $60 $80 $100 $120 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 $0 $20 $40 $60 $80 $100 $120 $140 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 Orders ($ in millions) $0 $50 $100 $150 $200 $250 $300 $350 Q3'20 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 Quarterly Revenues ($ in millions) ($ in millions) Q3 2022 Shareholder Report Remaining Performance Obligations

Geographic Mix Revenue from the EMEA region during the third quarter of 2022 increased 105% sequentially and 29% year- over-year to $27 million. 46% 57% 46% 55% 49% 31% 29% 30% 31% 26% 23% 14% 24% 14% 25% $0 $20 $40 $60 $80 $100 $120 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 EMEA Americas Asia Revenue Mix by Geographic Region ($ in millions) EMEA Americas Asia Revenue by Product Type $0 $20 $40 $60 $80 $100 $120 Q3'21 Q3'22 Q4'21 Q1'22 Q2'22 Access Networking Infrastructure Cloud Software & Services 94% 6% 95% 5% 94% 6% 91% 9% 85% 15% Revenue by Product Type ($ in millions) Revenue for Cloud Software & Services increased 103% sequentially and 185% year-over-year to $16 million. Q3 2022 Shareholder Report * Access Networking Infrastructure includes Access EDGE, Optical EDGE, and Subscriber EDGE for fiber-based networks. Cloud Software & Services consists of DZS Xtreme, Expresse and CloudCheck software solutions and Professional Services. Revenue for Access Networking Infrastructure products increased 10% sequentially and 11% year-over-year to Revenue from the Americas region decreased 3% sequentially and increased 1% year-over-year to $28 million during the third quarter of 2022. Customer capture over the past two years positions DZS to benefit from government sponsored broadband funding such as the RDOF, Middle Mile Grant and BEAD programs. Revenue from the EMEA region increased 105% sequentially and 29% year-over-year to $27 million during the third quarter of 2022. A recent tier 1 win in the region along with a full quarter of CloudCheck and Expresse revenue contributed to this growth. Revenue from the Asia region increased 7% sequentially and 31% year-over-year to $53 million during the third quarter of 2022. Asia revenue growth reflects a tier 1 win and several projects deploying Subscriber and Optical EDGE solutions that ramped into volume production during the quarter. $92 million. Revenue for Cloud Software & Services increased 103% sequentially and 185% year-over-year to $16 million, or 15% of total revenue. Both the sequential and year-over-year increases were the result of one full quarter of revenue contribution from the recently acquired software assets from ASSIA and customer wins. During the third quarter of 2022, we captured two tier 1 software wins – a network orchestration win in Western Europe and a CloudCheck win in Asia.

10 Q3 2022 Shareholder Report Gross Margin of 35% Adjusted Gross Margin in the third quarter of 2022 was 34.6% compared with 36.8% in the third quarter of 2021. The year-over-year decline reflects the impacts of foreign currency headwinds and elevated supply chain costs as we strive to meet customer deployment schedules. Normalizing for both foreign currency volatility and supply chain headwinds, adjusted gross margin would have been approximately 170 basis points higher. Adjusted Operating Expenses Adjusted Operating Expenses were $33 million in the third quarter of 2022 compared with $27 million in the third quarter of 2021. The year-over-year increase was the result of our recent ASSIA asset acquisition in addition to higher sales and marketing investments. Adjusted EBITDA and EPS Third quarter 2022 Adjusted EBITDA increased $7 million sequentially to $4 million and decreased $1 million year-over-year. Non-GAAP EPS during the third quarter of 2022 was $0.05 compared with $(0.10) in the second quarter of 2022 and $0.16 in the third quarter of 2021. During the third quarter of 2022, DZS revised its calculation of Adjusted EBITDA to exclude other income and expenses. DZS also revised its calculation of Non-GAAP Net Income to exclude unrealized foreign exchange gains and losses, include a Non-GAAP adjustment in tax rate and include the tax effect of Non-GAAP adjustments. Additional discussion is included in the Use of Non-GAAP Financial Information section in the financial tables attached.

Q3 2022 Shareholder Report 11 Balance Sheet Highlights Cash (including cash equivalents and restricted cash) at September 30, 2022, was $21 million compared with $23 million at June 30, 2022. The decline in cash was due to continued working capital needs associated with increased inventory to support strong backlog and higher accounts receivable balances. Debt increased to $31 million at September 30, 2022, consisting of $7 million under our revolving credit facility and our five-year term loan that was entered into during the second quarter of 2022 to fund the ASSIA asset acquisition. Due to continued limited component availability, annualized inventory turns remain below normal levels and were 3.5x during the third quarter of 2022, compared with 4.0x during the year ago quarter. Accounts receivable Days Sales Outstanding (DSOs) were 106 days at September 30, 2022, compared with 90 days in the year ago quarter. As a result, during the third quarter of 2022 our Cash Conversion Cycle was 61 days. Following the signing of the Fabrinet outsourced manufacturing partnership, we have begun selling raw material inventory to Fabrinet, which will occur in several stages and is expected to benefit working capital metrics. DSOs C ash Conversion Cycle (Day s) ($ in millions) September 30, 2021 December 31, 2021 March 31, 2022 June 30, 2022 September 30, 2022 Cash, cash equivalents, and restricted cash $ 52 $ 53 $ 41 $ 23 $ 21 Debt $ — $ — $ — $ 25 $ 31 Accounts receivable $ 85 $ 86 $ 83 $ 105 $ 126 DSO 90 81 98 105 106 Inventory $ 58 $ 57 $ 66 $ 69 $ 85 Inventory turns 4.0x 4.5x 3.2x 3.8x 3.5x 90 81 98 105 106 - 20 40 60 80 100 120 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 4.0x Inventory Turns 4.5x 3.2x 3.8x 3.5x - 5.0x 4.5x 4.0x 3.5x 3.0x 2.5x 2.0x 1.5x 1.0x 0.5x Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 70 73 96 91 61 0 20 40 60 80 100 120 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22

12 Q3 2022 Shareholder Report Q4 and 2022 Outlook We are providing fourth quarter and full-year 2022 guidance as outlined in the table below, which reflects our outlook as of November 1, 2022 and assumes, among other factors, stability with respect to the global COVID-19 pandemic and related lockdown measures, ongoing supply chain constraints and foreign currency fluctuations. Demand remains robust as evidenced by new customer capture and design wins, software traction, and our seventh consecutive quarter with orders exceeding $100 million. For the fourth quarter of 2022, we are guiding revenue to a range of $110-$120 million, which brings full year 2022 revenue guidance to a range of $386 - $396 million, narrowed within the previous DZS guidance range and reflects the impact of foreign currency headwinds during the third quarter of 2022 and expected foreign currency rates during the fourth quarter. Q4 2022 Full Year 2022 ($ in millions) Net revenue $110–$120 $386– $396 Adjusted Gross margin %(1) 33.0%–35.0% 32.5% – 34.0% Adjusted Operating expenses(1) $32–$34 $121–$123 Adjusted EBITDA(1) $4– $8 $4–$8 (1) Item represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder letter.

Upcoming Investor Conferences: November 10th—Stifel Midwest One-on-One Growth Conference November 15th—Needham 16th Annual Virtual Security, Networking & Communications Conference November 17th—Craig-Hallum 13th Annual Alpha Select Conference January 10-11th—Needham 25th Annual Growth Conference In closing, we thank the employees of DZS and our customers who place their trust in us every day, and our shareholders for their continued confidence in and commitment to DZS. Our leadership team is committed to delivering the best financial performance possible, balancing short-term and long-term strategic decisions with the goal of creating and sustainably growing shareholder value. Sincerely, Charlie Vogt President & CEO Misty Kawecki CFO Conference Call DZS will host a conference call to discuss its third quarter financial results on Tuesday, November 1, 2022, at 5:00 p.m. (ET). Conference call details: Date: Tuesday, November 1, 2022 Time: 5:00 p.m. Eastern time zone Conference call participants register at the following link to receive the dial in number and unique PIN number: https://register.vevent.com/register/ BI4c72a2888e9340e2b5671dc760b3b907 Investor Inquiries Ted Moreau, Vice President, Investor Relations ir@dzsi.com Earnings Webcast link: https://edge.media-server.com/mmc/p/gwmqothp Please join the conference call at least five minutes prior to the start time to ensure you are admitted prior to management’s prepared remarks. A live broadcast and replay of the audio webcast will be available at https://investor.dzsi.com/. Q3 2022 Shareholder Report

Q3 2022 Shareholder Report About DZS DZS Inc. (NASDAQ: DZSI) is a global leader in broadband connectivity and communications software solutions. DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change. Forward-Looking Statements Statements made in this stockholder letter and the earnings call contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross profit, costs or other financial items (including non-GAAP measures) in future periods are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. In addition to the factors discussed in this stockholder letter, factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the company’s SEC filings available at www. sec.gov, including without limitation, the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and global economic climate may give rise to, or amplify, many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements for any reason. Use of Non-GAAP Financial Information To supplement DZS’s consolidated financial statements presented in accordance with GAAP, DZS reports Adjusted Cost of Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income (Loss), Adjusted (Non-GAAP) Net Income attributable to DZS (including on a per share basis), EBITDA, and Adjusted EBITDA, which are non-GAAP measures DZS believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of DZS’s past financial performance and prospects for the future. DZS believes these non-GAAP financial measures provide useful information to both management and investors by excluding specific items that DZS believes are not indicative of core operating results. These items share one or more of the following characteristics: they are unusual and DZS does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company’s control. Further, each of these are non-GAAP measures of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the telecommunications and manufacturing industries. Other companies in the telecommunications and manufacturing industries may calculate these metrics differently than DZS does. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. DZS defines Adjusted Cost of Revenue as GAAP Cost of Revenue less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core product cost and may or may not be recurring in nature. We believe Adjusted Cost of Revenue provides the investor more accurate information regarding the actual cost of our products and services, excluding the impact of costs of revenue that are not routine components of our core product cost, for better comparability of our costs of revenue between periods and to other companies. DZS defines Adjusted Gross Margin as GAAP Gross Margin less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance and may or may not be recurring in nature. We believe Adjusted Gross Margin provides the investor more accurate information regarding our core profit margin on sales, excluding the impact of cost of revenue that are not routine components of our core product cost, for better comparability of gross margin between periods and to other companies. DZS defines Adjusted Operating Expenses as GAAP operating expenses plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles, or long-lived assets, loss on debt extinguishment, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature. We believe Adjusted Operating Expenses provides the investor more accurate information regarding our core operating expenses, which include research and development costs, selling, general and administrative costs, and amortization of intangible assets, excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

Q3 2022 Shareholder Report DZS defines Adjusted Operating Income (Loss) as GAAP Operating Income (Loss) plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles, or long-lived assets, loss on debt extinguishment, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature. We believe Adjusted Operating Income (Loss) provides the investor more accurate information regarding our core operating Income (Loss), excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies. DZS defines Non-GAAP Net Income (Loss) as GAAP Net Income plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles, or long-lived assets, loss on debt extinguishment, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature, iv) unrealized foreign exchange gains and losses, v) adjusted for a non-GAAP income tax benefit (provision) based on an estimated tax rate applied against forecasted annual non-GAAP income and vi) including the tax effect of non-GAAP adjustments to Adjusted Net Income and Adjusted EPS. The Company determines non-GAAP income taxes by computing an annual rate for the Company and applying that single rate (rather than multiple rates by jurisdiction) to its consolidated quarterly results. For 2022, the non-GAAP income tax rate was 25.6% and for 2021 the rate was 22.3%. The Company expects that this methodology will provide a consistent rate throughout the year and allow investors to better understand the impact of income taxes on its results. Due to the methodology applied to its estimated annual tax rate, the Company’s estimated tax rate on non-GAAP income will differ from its GAAP tax rate and from its actual tax liabilities. We believe Non-GAAP Net Income (Loss) provides the investor more accurate information regarding our core income, excluding the impact of charges that are not routine components of our core product cost or core operating expenses, for better comparability between periods and to other companies. DZS defines EBITDA as Net Income (Loss) plus or minus (as applicable) (i) interest expense, net, (ii) income tax provision (benefit), and (iii) depreciation and amortization expense. DZS defines Adjusted EBITDA as EBITDA plus or minus (as applicable) (i) stock-based compensation, (ii) other income and expense and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles, or long-lived assets, loss on debt extinguishment, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature. DZS believes that EBITDA and Adjusted EBITDA are useful measures because they provide supplemental information to assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance, as well as in assessing the sustainable cash-generating ability of the business. In addition, DZS believes these measures are of importance to investors and lenders in assessing the Company’s overall capital structure and its ability to borrow additional funds. A reconciliation of EBITDA and Adjusted EBITDA to each of their respective GAAP counterparts for the three- and nine-months ended September 30, 2022, and September 30, 2021, and three months ended June 30, 2022 is included at the end of the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below. Reconciliations of the other Non-GAAP measures included herein to their GAAP counterparts are provided in the section below entitled “Unaudited Reconciliation of GAAP to Non-GAAP Results” and “Unaudited Reconciliation of GAAP to Non-GAAP Guidance”. Beginning in the third quarter of 2022, the Company updated its presentation of certain non-GAAP financial measures, including Adjusted EBITDA and Non-GAAP Net Income (Loss). The Adjusted EBITDA calculation was revised to exclude the impact of other income and expense which reflects exclusion of transactions that we believe are not indicative of our core operating performance. The presentation of Non-GAAP Net Income (Loss) was revised to 1) exclude unrealized foreign exchange gains and losses, 2) apply a non-GAAP income tax benefit (provision) based on an estimated tax rate applied against forecasted annual non-GAAP income and 3) to include the tax effect of non-GAAP adjustments to Adjusted Net Income and Adjusted EPS. Unrealized foreign exchange gains and losses are a non-cash item that are not indicative of our core operating performance and are largely outside of our control. The application of a non-GAAP income tax rate methodology in the determination of Adjusted Net Income and EPS will provide a consistent rate throughout the year and allow investors to better understand the impact of income taxes on its results. The inclusion of the tax impact of the non-GAAP adjustments provides a more accurate after-tax view of Adjusted Net Income and EPS.

The following tables reflect the impact of these changes for the first and second quarterly periods of 2022 and each quarterly period and the full year of 2021. These changes are incorporated in Adjusted EBITDA and Non-GAAP Net Income (Loss) presented in this document for the three- and nine-months ended September 30, 2022 and in comparative periods presented.

Adjusted EBITDA	**Quarters Ended**		**Twelve Months Ended**	**Quarters Ended**			
	June 30, 2022	**March 31, 2022**	**December 31, 2021**	**December 31, 2021**	**September 30, 2021**	**June 30, 2021**	**March 31, 2021**
Adjusted EBITDA as previously reported	$ (3,237)	$ (1,032)	$ 10,737	$ 2,478	$ 5,080	$ (405)	$ 3,584
Other expense (income)*	63	800	(132)	593	(14)	261	(972)
Adjusted EBITDA as revised	$ (3,174)	$ (232)	$ 10,605	$ 3,071	$ 5,066	$ (144)	$ 2,612

* In the third and the fourth quarters of 2021, previously reported Adjusted EBITDA excluded a component of Other Income related to the lease termination in Alameda. The related amount is included in the Headquarters and facilities relocation line on the Net Loss to Adjusted EBITDA reconciliation table and is not included in Other Income here.

Non-GAAP Net Income (Loss)	**Quarters Ended**		**Twelve Months Ended**	**Quarters Ended**			
	June 30, 2022	**March 31, 2022**	**December 31, 2021**	**December 31, 2021**	**September 30, 2021**	**June 30, 2021**	**March 31, 2021**
Non-GAAP net income (loss) as previously reported	$ (464)	$ 211	$ 7,286	$ 1,304	$ 4,375	$ (877)	$ 2,484
Non-GAAP Diluted EPS - reported	*(0.02)*	*0.01*	*0.27*	*0.05*	*0.16*	*(0.03)*	*0.10*
Unrealized foreign exchange (gains) losses	(174)	876	699	499	694	389	(883)
Non-GAAP adjustments to tax rate	(643)	(212)	10,225	1,427	1,839	1,090	5,869
Tax effect on Non-GAAP adjustments	(1,379)	(1,058)	(9,507)	(910)	(2,443)	(622)	(5,532)
Non-GAAP net income (loss) as revised	$ (2,660)	$ (183)	$ 8,703	$ 2,320	$ 4,465	$ (20)	$ 1,938
Non-GAAP Diluted EPS - revised	*$ (0.10)*	*$ (0.01)*	*$ 0.32*	*$ 0.08*	*$ 0.16*	*$ (0.00)*	*$ 0.07*

No other previously reported non-GAAP measures are impacted by these changes.

Q2 2022 Shareholder Report 16

DZS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share data)

	For the Quarters Ended			For the Nine Months Ended	
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net revenue	$ 107,394	$ 91,080	$ 88,412	$ 275,514	$ 252,143
Cost of revenue	70,864	66,137	56,213	187,216	164,771
Gross profit	36,530	24,943	32,199	88,298	87,372
Operating expenses:					
Research and product development	15,499	12,348	11,707	39,691	34,788
Selling, marketing, general and administrative	23,698	20,513	19,539	61,953	69,619
Restructuring and other charges	601	356	6,754	1,393	12,098
Impairment of long-lived assets	827	-	-	827	1,735
Amortization of intangible assets	1,190	464	312	1,948	888
Total operating expenses	41,815	33,681	38,312	105,812	119,128
Operating income (loss)	(5,285)	(8,738)	(6,113)	(17,514)	(31,756)
Interest income	47	36	20	120	81
Interest expense	(446)	(200)	(49)	(773)	(326)
Other income (expense), net	(1,984)	(63)	922	(2,847)	1,633
Income (loss) before income taxes	(7,668)	(8,965)	(5,220)	(21,014)	(30,368)
Income tax (benefit) provision	6,128	(2,937)	676	1,858	2,032
Net income (loss)	$ (13,796)	$ (6,028)	$ (5,896)	$ (22,872)	$ (32,400)
Earnings (loss) per share					
Basic	$ (0.49)	$ (0.22)	$ (0.22)	$ (0.83)	$ (1.22)
Diluted	$ (0.49)	$ (0.22)	$ (0.22)	$ (0.83)	$ (1.22)
Weighted average shares outstanding:					
Basic	27,902	27,657	27,201	27,696	26,484
Diluted	27,902	27,657	27,201	27,696	26,484
Reconciliation of net income (loss) to Adjusted EBITDA:					
Net income (loss)	$ (13,796)	$ (6,028)	$ (5,896)	$ (22,872)	$ (32,400)
Interest expense, net	399	164	29	653	245
Income tax (benefit) provision	6,128	(2,937)	676	1,858	2,032
Depreciation and amortization	2,109	1,361	1,112	4,551	3,555
EBITDA	$ (5,160)	$ (7,440)	$ (4,079)	$ (15,810)	$ (26,568)
Stock-based compensation	5,023	2,868	3,104	10,562	6,450
Acquisition costs	111	571	9	733	689
Headquarters and facilities relocation	827	-	(908)	827	1,012
Executive transition	464	91	200	802	372
Bad debt expense, net of recoveries	(120)	317	-	(1,030)	14,206
Restructuring and other charges	601	356	6,754	1,393	12,098
Adjusted (Non-GAAP) Amount, previously reported	**$ 1,746**	**$ (3,237)**	**$ 5,080**	**$ (2,523)**	**$ 8,259**
Other expense (income), net	1,984	63	(14)	2,847	(725)
Adjusted EBITDA	**$ 3,730**	**$ (3,174)**	**$ 5,066**	**$ 324**	**$ 7,534**

Q2 2022 Shareholder Report 17

DZS INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Balance Sheets ($ in thousands) Q2 2022 Shareholder Report     September 30,   December 31, Assets   2022 2021 Current assets         Cash, cash equivalents and restricted cash   $ 20,803 $ 53,474 Accounts receivable - trade, net   125,909   86,114 Other receivables   19,441 10,621 Inventories   84,654   56,893 Contract assets   573 2,184 Prepaid expenses and other current assets   8,688   5,690 Total current assets   260,068 214,976 Property, plant and equipment, net   9,246   9,842 Right-of-use assets from operating leases   12,208 12,640 Goodwill   26,778   6,145 Intangible assets, net   25,365 5,115 Other assets   12,402   8,950 Total assets   $ 346,067   $ 257,668 Liabilities and Stockholders' Equity         Current liabilities     Accounts payable - trade   $ 116,317   $ 64,258 Revolving credit facility   7,000 - Current portion of long-term debt   1,250 - Contract liabilities   23,448 6,091 Operating lease liabilities   4,187   4,097 Accrued and other liabilities   24,032   16,032 Total current liabilities   176,234   90,478 Long-term debt   23,118 - Contract liabilities - non-current   7,765   3,044 Operating lease liabilities - non-current   11,777   12,103 Pension liabilities   14,034   16,527 Other long-term liabilities   2,858   3,609 Total liabilities   235,786   125,761 Stockholders’ equity       Common stock   27   27 Additional paid-in capital   234,383   223,336 Accumulated other comprehensive loss   (13,857)   (4,457) Accumulated deficit   (110,272)   (86,999) Total stockholders’ equity   110,281   131,907 Total liabilities and stockholders’ equity   $ 346,067   $ 257,668

DZS INC. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Results

($ in thousands, except per share data)

The reconciliation of EBITDA and Adjusted EBITDA to net income is included above in the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss). Set forth below are reconciliations of Non-GAAP Cost of Revenue, Non-GAAP Gross Profit, Non-GAAP Operating Expenses, Non-GAAP Operating Income (Loss), Non-GAAP Net Income (Loss), and Non-GAAP Net Income (Loss) per Diluted Share to GAAP Cost of Revenue, Gross Profit, Operating Expenses, Operating Income (Loss), Net Income (Loss), and Net Income (Loss) per Diluted Share, respectively, which the Company considers to be the most directly comparable U.S. GAAP financial measures.

Three Months Ended September 30, 2022	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 70,864	$ 36,530	34.0%	$ 41,815	$ (5,285)	$ (13,796)	$ (0.49)
Adjustments to GAAP amounts:							
Depreciation and amortization	(295)	295	0.3%	(1,814)	2,109	2,109	0.08
Stock-based compensation	(280)	280	0.3%	(4,743)	5,023	5,023	0.17
Headquarters and facilities relocation				(827)	827	827	0.03
Acquisition costs				(111)	111	111	-
Restructuring and other charges				(601)	601	601	0.02
Executive transition				(464)	464	464	0.02
Bad debt expense, net of recoveries				120	(120)	(120)	-
Adjusted (Non-GAAP) amount, previously reported	$ 70,289	$ 37,105	34.6%	$ 33,375	$ 3,730	$ (4,781)	$ (0.17)
Unrealized foreign exchange (gains) losses						642	0.02
Non-GAAP adjustments to tax rate						8,090	0.29
Tax effect on Non-GAAP adjustments						(2,471)	(0.09)
Adjusted (Non-GAAP) amount	$ 70,289	$ 37,105	34.6%	$ 33,375	$ 3,730	$ 1,480	$ 0.05

Three Months Ended June 30, 2022	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 66,137	$ 24,943	27.4%	$ 33,681	$ (8,738)	$ (6,028)	$ (0.22)
Adjustments to GAAP amounts:							
Depreciation and amortization	(303)	303	0.3%	(1,058)	1,361	1,361	0.05
Stock-based compensation	(146)	146	0.2%	(2,722)	2,868	2,868	0.11
Headquarters and facilities relocation				-	-	-	-
Acquisition costs				(571)	571	571	0.02
Restructuring and other charges				(356)	356	356	0.01
Executive transition				(91)	91	91	-
Bad debt expense, net of recoveries				(317)	317	317	0.01
Adjusted (Non-GAAP) amount, previously reported	$ 65,688	$ 25,392	27.9%	$ 28,566	$ (3,174)	$ (464)	$ (0.02)
Unrealized foreign exchange (gains) losses						(174)	(0.01)
Non-GAAP adjustments to tax rate						(643)	(0.02)
Tax effect on Non-GAAP adjustments						(1,379)	(0.05)
Adjusted (Non-GAAP) amount	$ 65,688	$ 25,392	27.9%	$ 28,566	$ (3,174)	$ (2,660)	$ (0.10)

Three Months Ended September 30, 2021	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 56,213	$ 32,199	36.4%	$ 38,312	$ (6,113)	$ (5,896)	$ (0.22)
Adjustments to GAAP amounts:							
Depreciation and amortization	(168)	168	0.2%	(944)	1,112	1,112	0.04
Stock-based compensation	(133)	133	0.2%	(2,971)	3,104	3,104	0.11
Headquarters and facilities relocation				-	-	(908)	(0.03)
Acquisition costs				(9)	9	9	-
Restructuring and other charges				(6,754)	6,754	6,754	0.25
Executive transition				(200)	200	200	0.01
Bad debt expense, net of recoveries				-	-	-	-
Adjusted (Non-GAAP) amount, previously reported	$ 55,912	$ 32,500	36.8%	$ 27,434	$ 5,066	$ 4,375	$ 0.16
Unrealized foreign exchange (gains) losses						694	0.03
Non-GAAP adjustments to tax rate						1,839	0.07
Tax effect on Non-GAAP adjustments						(2,443)	(0.10)
Adjusted (Non-GAAP) amount	$ 55,912	$ 32,500	36.8%	$ 27,434	$ 5,066	$ 4,465	$ 0.16

Nine Months Ended September 30, 2022	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 187,216	$ 88,298	32.0%	$ 105,812	$ (17,514)	$ (22,872)	$ (0.83)
Adjustments to GAAP amounts:							
Depreciation and amortization	(744)	744	0.3%	(3,807)	4,551	4,551	0.16
Stock-based compensation	(556)	556	0.2%	(10,006)	10,562	10,562	0.39
Headquarters and facilities relocation				(827)	827	827	0.03
Acquisition costs				(733)	733	733	0.03
Restructuring and other charges				(1,393)	1,393	1,393	0.05
Executive transition				(802)	802	802	0.03
Bad debt expense, net of recoveries				1,030	(1,030)	(1,030)	(0.04)
Adjusted (Non-GAAP) amount, previously reported	$ 185,916	$ 89,598	32.5%	$ 89,274	$ 324	$ (5,034)	$ (0.18)
Unrealized foreign exchange (gains) losses						1,344	0.05
Non-GAAP adjustments to tax rate						7,234	0.26
Tax effect on Non-GAAP adjustments						(4,908)	(0.18)
Adjusted (Non-GAAP) amount	$ 185,916	$ 89,598	32.5%	$ 89,274	$ 324	$ (1,363)	$ (0.05)

Nine Months Ended September 30, 2021	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 164,771	$ 87,372	34.7%	$ 119,128	$ (31,756)	$ (32,400)	$ (1.22)
Adjustments to GAAP amounts:							
Depreciation and amortization	(608)	608	0.2%	(2,947)	3,555	3,555	0.13
Stock-based compensation	(243)	243	0.1%	(6,207)	6,450	6,450	0.24
Headquarters and facilities relocation				(1,920)	1,920	1,012	0.04
Acquisition costs				(689)	689	689	0.03
Restructuring and other charges				(12,098)	12,098	12,098	0.46
Executive transition				(372)	372	372	0.01
Bad debt expense, net of recoveries				(14,206)	14,206	14,206	0.54
Impact from dilutive shares							(0.01)
Adjusted (Non-GAAP) amount, previously reported	$ 163,920	$ 88,223	35.0%	$ 80,689	$ 7,534	$ 5,982	$ 0.22
Unrealized foreign exchange (gains) losses						200	0.01
Non-GAAP adjustments to tax rate						8,798	0.33
Tax effect on Non-GAAP adjustments						(8,597)	(0.32)
Adjusted (Non-GAAP) amount	$ 163,920	$ 88,223	35.0%	$ 80,689	$ 7,534	$ 6,383	$ 0.24

Q2 2022 Shareholder Report 19

DZS INC. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Guidance
($ in millions)

The reconciliation of Adjusted EBITDA, Adjusted Gross margin and Adjusted Operating expenses to Net income (loss), Gross margin and Operating expenses, respectively, which the Company considers to be the most directly comparable U.S. GAAP measures.

	Q4 2022				Full Year 2022			
	Low		High		Low		High	
Reconciliation of Net Income (Loss) to Adjusted EBITDA:								
Net income (loss)	$	(0.5)	$	3.5	$	(15.7)	$	(11.6)
Interest expense, net		0.0		-		0.1		0.1
Income tax (benefit) provision		0.7		0.7		3.1		3.0
Depreciation and amortization		1.2		1.2		5.0		5.0
EBITDA		1.4		5.4		(7.5)		(3.5)
Stock-based compensation		2.6		2.6		11.5		11.5
Adjusted EBITDA	$	4.0	$	8.0	$	4.0	$	8.0
Reconciliation of Gross Margin to Adjusted Gross Margin:								
GAAP Gross margin		32.8%		34.8%		32.3%		33.8%
COGS Depreciation and amortization		0.2%		0.2%		0.2%		0.2%
Adjusted Gross Margin		33.0%		35.0%		32.5%		34.0%
Reconciliation of Operating Expenses to Adjusted Operating Expenses:								
Operating expenses	$	35.7	$	37.7	$	136.8	$	138.8
Depreciation and amortization		1.2		1.2		4.5		4.5
Stock-based compensation		2.5		2.5		11.3		11.3
Adjusted Operating Expenses	$	32.0	$	34.0	$	121.0	$	123.0

Q2 2022 Shareholder Report 20